Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the Agreement) is entered into by and between CALIFORNIA BANK OF COMMERCE, a California banking corporation (the Bank), and Vivian Mui, an individual (the Executive), effective as of July 1, 2019 (the Effective Date). The definitions for certain defined terms in the Agreement are referred to in Section 5 below and are listed in Exhibit B; these defined terms are in bold text. This Agreement replaces any previous employment agreements between the parties and makes such previous agreements null and void.

In consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Bank and the Executive hereby agree as follows:

1. Employment.

1.1 Title. The Executive is employed as Senior Executive Vice President and Chief Credit Officer of the Bank. The job description for this position is attached hereto as Exhibit A. The Executive will report to the Chief Executive Officer of the Bank and shall have such other duties and responsibilities as may be designated to her by the Chief Executive Officer, or the Bank’s Board of Directors, and in accordance with the objectives or policies of the Board of Directors, from time to time, in connection with the business activities of the Bank.

1.2 Devotion To Bank Business. The Executive shall devote her full business time, ability, and attention to the business of the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Bank. It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees or to deliver lectures, fulfill speaking engagements or teach at educational institutions so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Bank in accordance with this Agreement provided such activity is disclosed in writing to the Bank, or (B) manage personal investments. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments.

1.3 Standard. The Executive will set a high standard of professional conduct given her role with the Bank and her responsibility relative to the Bank’s presence and stature in the community. The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Bank’s reputation and image. The Executive will comply with all applicable rules, policies and procedures of the Bank and any of its subsidiaries and all pertinent regulatory standards as may affect the Bank.

1.4 Location. The Executive shall provide services for the Bank at its offices located in Oakland, California. The Executive agrees that the Executive will be regularly present here and further understands that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Bank.

1.5 No Breach Of Contract. The Executive hereby represents to the Bank that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which she is otherwise bound; and (ii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

2. Term. The term of this Agreement shall be a period of one (1) year from the Effective Date, subject to the termination provisions of Section 7. Upon the occurrence of the first annual anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of Section 7. Notwithstanding any provision of this Agreement to the contrary, however, this Agreement and Executive’s employment with the Bank, unless earlier terminated in accordance with the provisions of this Agreement, shall terminate on December 13, 2037.

3. Compensation.

3.1 Salary. The Executive shall receive a salary at an annual rate of $235,000, which will be paid in accordance with the Bank’s normal payroll procedures including applicable adjustments for withholding taxes. The Executive shall receive such annual increases in salary, if any, as may be determined by the Bank’s Board of Directors’ annual review of the Executive’s compensation each year during the term of this Agreement. Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

3.2 Incentive Compensation. The Executive shall be entitled to receive an annual incentive compensation payment pursuant to the terms of the Incentive Plan. Except as set forth in the Incentive Plan or this Agreement, or in any successor incentive plan or arrangement, no incentive compensation payments shall be paid or prorated for a partial year during the year the Executive terminates her employment and the Executive shall not be entitled to receive incentive compensation payments for any year during the term of this Agreement in which the Executive was not employed by the Bank the full fiscal year (not including her initial year of employment).

3.3 Other Benefits. Subject to applicable qualification requirements and regulatory approval requirements, if any, the Executive shall further be entitled to the following benefits:

(a) Insurance. The Bank shall provide during the term of this Agreement group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and her dependents through a policy or policies provided by the insurer(s) selected by the Bank in its sole discretion on the same basis and cost as all other executives in comparable positions with the Bank.

(b) 401(k). The Bank maintains a 401(k) plan for its eligible employees. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 401(k) plan from the Bank.

3.4 Business Expenses. The Executive shall be entitled to incur and be reimbursed for reasonable business expenses incurred in the course and scope of the Executive’s employment under the Agreement. The Bank agrees that it will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Bank’s established policies. Reimbursement shall be made within a reasonable period after the Executive’s submission of an itemized account in accordance with the Bank’s policies.

3.5 Benefit Eligibility And Governance. The Executive’s and her family’s eligibility and all other terms and conditions of the Executive’s participation in the Bank’s benefit, insurance and disability plans and programs will be governed by the official plan documents which may change from year-to-year.

3.6 [Omitted].

3.7 [Omitted].

3.8 [Omitted].

3.9 [Omitted].

3.10 [Omitted].

3.11 Automobile Allowance. The Bank will pay to the Executive an automobile allowance in the amount of $900.00 per month during the term of this Agreement. The Executive shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank with such coverages in such amounts which may be acceptable to the Bank from time to time.

3.12 [Omitted].

4. Indemnity. To the extent permitted or required by applicable law and when consistent with this Agreement and the Bank’s articles of incorporation and bylaws, the Bank shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive in acting on behalf of the Bank in the course and scope of Executive’s employment. The Executive agrees to promptly notify the Bank of any actual or threatened claim arising out of or as a result of the Executive’s employment with the Bank.

5. Terms Defined. The definitions for certain defined terms to this Agreement are attached, and incorporated herein, as Exhibit B. These defined terms are in bold text in the Agreement.

6. Change Of Control. Subject to the limitations of Section 409A of the Code, set forth in Section 8 of this Agreement, the earliest occurrence of one of the following events are considered a Change of Control:

(a) the acquisition (or acquisition during the 12-month period ending on the date of the most recent acquisition) by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Bank (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Bank, (ii) any acquisition by the Bank that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Bank or any corporation controlled by the Bank or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 6; or

(b) individuals who, as of the Effective Date, constitute the Board of Directors of the Bank (the Incumbent Board) cease for any reason other than resignation, death or disability to constitute at least a majority of the Bank’s Board of Directors during any 12-month period; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Bank’s Board of Directors; or

(c) consummation of a reorganization, merger or consolidation of the Bank, or sale or other disposition (in one transaction or a series of transactions) of any assets of the Bank having a total fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition or acquisitions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Bank’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Bank’s Board of Directors, providing for such Business Combination; or

(d) approval by the shareholders of the Bank of a complete liquidation or dissolution of the Bank.

6.2 Change Of Control Period. The Change of Control period for purposes of this Agreement is the period of time (a) commencing on the earlier of (i) 120 days before the date the Change of Control occurs, or (ii) 120 days before a definitive agreement is executed by the Bank for a transaction described in Section 6, and (b) ending on the last day of the 18th calendar month immediately following the month the Change of Control occurred.

7. Termination.

7.1 This Agreement may be terminated for the following reasons:

(a) Death. This Agreement shall terminate automatically upon the Executive’s death.

(b) Disability. In the event of the Executive’s Disability, the Bank may give the Executive a notice of termination after receipt of the written opinion of the physician selected by the Bank, if in the opinion of such physician, the condition will render the Executive unable to return to her job duties for an indefinite period of time of not less than 180 days. In such event, the Executive’s employment with the Bank and this Agreement shall terminate without further act of the parties on the earlier of (i) commencement of disability payments under either California State Disability Insurance (SDI) or Bank insurance, (ii) a denial of the claim for above-referenced disability application to SDI or the Bank insurance, or (iii) four months after the Bank receives the above-referenced written opinion from the physician. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c) Cause. The Bank may terminate the Executive’s employment and this Agreement for Cause by giving written notice of such termination to the Executive. Unless otherwise agreed in writing between the Executive and the Bank, upon receipt of the notice under this Section the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d) Termination By Bank Without Cause. The Bank may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon 30 days prior written notice to the Executive, without prejudice to any other remedy to which the Bank may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive and the Bank, upon receipt of the notice under this Section the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 7.2(a) or 7.2(b) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(e) Voluntary Termination By Executive. The Executive may terminate her employment and this Agreement at any time and for any reason or no reason, upon 30 days prior written notice to the Bank. Unless otherwise agreed in writing between the Executive and the Bank, upon submission of the notice under this Section the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove herself and her personal belongings from the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

7.2 Certain Benefits Upon Termination.

(a) Termination Without Cause. In the event the Bank terminates based on Section 7.1(d) (termination without cause), then in such case, the Executive shall receive the Accrued Obligations on the Date of Termination, and severance benefits constituting of:

(i) cash payment in the amount equal to one half times the sum of the Executive’s (A) Base Salary and (B) Average Annual Bonus, all payable in a lump sum within 30 days of the Date of Termination, and

(ii) payment of one hundred percent (100%) of the premiums for the continuation of group insurance coverages specified in Section 3.3(a) of this Agreement for the Executive and her dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”) on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 12 months from the Date of Termination. After expiration of the

12 month period, the Executive and her dependents shall have such rights to continue to participate under the Bank’s group insurance coverages specified in Section 3.3(a) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit and the provisions of COBRA and Cal COBRA. The Executive agrees to notify the Bank as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another employer. The Bank’s obligation for the 12 month period specified herein with respect to the foregoing premium payments shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, or the Executive becomes eligible for Medicare, in which case the Bank may reduce the premium payments for coverage of any benefits it provides the Executive or her dependents hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer (or Medicare) are not substantially less favorable to the Executive than the coverages and benefits to be provided hereunder. Any continuing benefits and coverage must be permitted under the rules of COBRA or Cal COBRA.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank, with the advice of its independent accounting firm or other tax advisors, then the severance benefits shall be subject to modification as set forth in Section 8 of this Agreement.

Notwithstanding the foregoing, when the Executive is entitled to the severance benefits provided in Section 7.2(b), then Executive shall not be entitled to the severance benefits pursuant to this Section 7.2(a). The provision of severance benefits under this section are conditioned upon and subject to Executive signing a valid Release and Waiver of All Claims in Full (Waiver) following her termination, without revocation, a copy of which is attached hereto as Exhibit C. The Executive acknowledges and agrees that severance benefits pursuant to this Section 7.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 7.1(d).

(b) Termination And Change of Control. In the event of a Change of Control and at any time during the Change of Control Period, (x) the Executive’s employment is terminated by the Bank other than for Cause or (y) the Executive voluntarily terminates her employment in a good faith reasonable determination that Good Reason exists for such termination, then the Executive shall receive the Accrued Obligations on the Date of Termination, and the severance benefits consisting of:

(i) a cash payment in an amount equal to one (1) times the Executive’s (A) Base Salary less any remaining balance under the Term of this Agreement pursuant to Section 2 above which would otherwise be payable as remaining Base Salary and (B) Average Annual Bonus, all payable in a lump sum within 30 days following such termination; and

(ii) payment of one hundred percent (100%) of the premiums for the continuation of group insurance coverages specified in Section 3.3(a) of this Agreement for the Executive and her dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”) on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 12 months from the Date of Termination. After such expiration of the 12 month period, the Executive and her dependents shall have such rights to continue to participate under the Bank’s group insurance coverages specified in Section 3.3(a) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit and the provisions of COBRA and Cal COBRA. The Executive agrees to notify the Bank soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another insurance carrier. The Bank’s obligation for the 24 month period specified herein with respect to the foregoing premium payments shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, or the Executive becomes eligible for Medicare, in which case the Bank may reduce the premium payments for coverage of any benefits it provides the Executive or her dependents hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer (or Medicare) are not substantially less favorable to the Executive than the coverages and benefits to be provided hereunder. Any continuing benefits and coverage must be permitted under the rules of COBRA or Cal COBRA.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in Section 8 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this Section 7.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under Section 7.2(a) of this Agreement. This Section 7.2(b) shall be binding upon and inure to the benefit of the Bank and their respective successors and assigns.

The provision of severance benefits under this section are conditioned upon and subject to Executive signing a valid Waiver following her termination, without revocation. Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this Section 7.2(b) in the event her termination of employment results from an occurrence described in Sections 7.1(a), 7.1(b) or 7.1(c).

(c) Death. If the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and any compensation accrued and vested under the terms of the Incentive Plan for the year in which the death occurred prorated through the Date of Termination. Any payments that may be due the Executive from the Bank under this Agreement as of the date of death shall be paid to the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death.

(d) Disability. If the Executive’s employment terminates during the Term by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any compensation accrued and vested under the terms of the Incentive Plan for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination.

(e) Cause/Voluntary Termination. If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive’s employment terminates due to the Executive’s voluntarily termination this Agreement, except as provided in Section 7.2(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.

(f) Single Trigger Event. The provisions for payments contained in this Section 7.2 may be triggered only once during the term of this Agreement according to the event that occurs first that gives rise to a benefit under Section 7.2. Thus, for example, should the Executive be terminated because of a Disability and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 7.2(d) and not under Section 7.2(b), as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent entity, wholly owned subsidiary or other affiliated entity of the Bank if in connection with the same event or series of events the payments provided for in this Section 7.2 have been triggered.

8. Section 409A Limitation. It is the intention of the Bank and the Executive that the severance benefits payable to the Executive under Section 7.2 either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code.

Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of Change in Control or the timing of commencement and completion of severance benefits and/or other benefit payments to the Executive hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to exempt the benefit from or to comply with Section 409A. The Bank and the Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control”; (ii) delay for a period of 6 months or more, or otherwise modify the commencement of severance and/or other benefit payments; (iii) modify the completion date of severance; and/or (iv) modify other benefit payments and/or reduce the amount of the benefit otherwise provided.

The Bank and the Executive further acknowledge and agree that if, in the judgment of the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Bank and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Bank and the Executive). For example, if this Agreement is subject to Section 409A and Section 409A requires that severance and/or other benefit payments must be delayed until at least 6 months after the Executive terminates employment, then the Bank and the Executive shall delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first 6 months following the Executive’s termination of employment and substitute therefor a lump sum payment or an initial installment payment, as applicable, at the beginning of the 7th month following the Executive’s termination of employment which, in the case of an initial installment payment, would be equal in the aggregate to the amount of all such payments thus eliminated. Notwithstanding the foregoing, (a) the Executive and her dependents shall not be denied access to and participation in any health or medical insurance coverage and benefits, for any period of time the Executive and her dependents are otherwise eligible, and (b) the Executive acknowledges and agrees that the Bank shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(8)(i). The Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A. In no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Section 409A.

9. Assignment. This Agreement will inure to the benefit of and be binding upon the Bank and any of its respective successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of her rights, obligations or benefits under this Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

10. Executive’s Services Unique And Warrant Injunctive Relief. The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Bank, in addition to any other rights or remedies that the Bank may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

11. No Solicitation And Nondisclosure By The Executive.

(a) The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 1.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank.

(b) Following termination of this Agreement and the Executive’s employment hereunder, the Executive shall not use any Trade Secret or Proprietary Information of the Bank or its affiliates, parents, and subsidiaries to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, (i) any employees of the Bank, or its affiliates, parent, and subsidiaries (including any former employees who voluntarily terminated employment with the Bank within a 12 month period prior to the Executive’s termination of employment) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank during the 12 month period prior to the Executive’s termination of employment with the Bank, or was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.

12. Disclosure Of Information. The Executive shall not, at any time or in any manner, directly or indirectly, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Bank, except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, use for her own benefit or the benefit of any other person or entity, or otherwise disclose or communicate to any person or entity including, without limitation, the media or by way of the internet or World Wide Web, any information concerning any Trade Secret or Proprietary Information of the Bank. The Executive further recognizes and acknowledges that any Trade Secrets concerning any customers of the Bank and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Bank’s business. In the event the Executive is required by law to disclose Trade Secrets or Proprietary Information, the Executive will provide the Bank and their counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose Trade Secrets or Proprietary Information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, the Executive may disclose Trade Secrets or Proprietary Information as may be required by any regulatory agency having jurisdiction over the operations of the Bank in connection with an examination of the Bank or other proceeding conducted by such regulatory agency.

13. Written, Printed Or Electronic Material And Return Of Other Bank Property. All written, printed or electronic material, notebooks and records including, without limitation, computer disks, thumb drives, flash drives, cloud stored information, smart phones, tablets or laptops and all similar devices used by the Executive in performing duties for the Bank, other than the Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank. Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank.

Further, Executive acknowledges that all Bank property must be returned upon termination of employment, including but not limited to phones, computers, laptops, tablets and similar devices.

14. 280G Payments.

14.1 If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Bank (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

14.2 Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

15. Miscellaneous.

15.1 Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when: (1) personally delivered, (2) three days after mailing by United States mail, certified or registered, return receipt requested, postage prepaid; or (3) three days after sending by overnight delivery via either FedEx or UPS. Notice should be personally delivered, mailed or sent to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Bank: California Bank of Commerce

3595 Mt. Diablo Blvd., Suite 220

Lafayette, California 94549

Attn: President & CEO

Executive: Vivian Mui

At the address listed on the Bank’s records

15.2 Amendments or Additions. No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

15.3 Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

15.6 Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process (and the related alternative dispute resolution process under the Agreement) to reach a mutually agreeable resolution of the matter.

Nothing in this section or Section 15.7 is intended to cover claims that Executive may have for workers’ compensation benefits or unemployment insurance benefits. Further, pursuant to California Code of Civil Procedure § 1281.8(b) either party hereto may apply to a California court for provisional remedy prior to and during the pendency of the alternative dispute resolution process, including a temporary restraining order or preliminary injunction.

15.7 Arbitration. To the extent not resolved through mediation as provided in Section 15.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration, with the costs of the arbitration (excluding the fees of the parties attorneys) to be paid by the Bank, in Contra Costa County, California, before a sole arbitrator (the Arbitrator) mutually selected by the parties from JAMS in accordance with the rules and procedures of JAMS then in effect and the arbitration shall be conducted in accordance with the JAMS Employment-Arbitration Rules & Procedures and subject to JAMS policy on Employment Arbitration Minimum Standards of Procedural Fairness. If JAMS is no longer able to supply the arbitrator, such arbitrator shall be mutually selected from the American Arbitration Association (AAA). The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

15.8 Attorneys’ Fees. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, or an award or decision of an arbitrator in the event of arbitration.

15.9 Entire Agreement. This Agreement, and the matters incorporated by reference as set forth herein, supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Bank. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

15.10 Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is unequivocal and in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

15.11 Severability. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.12 Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

15.13 Governing Law And Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Contra Costa County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

15.14 Effect Of Termination On Certain Provisions. Upon the termination of this Agreement, the obligations of the Bank and the Executive hereunder shall cease except to the extent of the Bank’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that this Section 15.14 and Sections 4, 7.2, 8, 9, 10, 11, 12, 13, 14.1, 14.2, 15.1, 15.2, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11, and 15.12 shall remain in full force and effect.

15.15 Advice Of Counsel And Advisors. The Executive acknowledges and agrees that she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, she has had the advice of counsel and/or such other advisors as she deemed appropriate in connection with her review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated below.

CALIFORNIA BANK OF COMMERCE,
a California banking corporation

By:	/s/ Steven E. Shelton
Steven E. Shelton, President and CEO

/s/ Vivian Mui
Vivian Mui

EXHIBIT B

Certain Definitions for Employment Agreement Between California

Bank of Commerce and Vivian Mui

1. “AAA” means the American Arbitration Association.

2. “Arbitrator” means the arbitrator selected under Section 15.6 of the Agreement.

3. “Accrued Obligations” means the sum of the Executive’s Base Salary earned and vacation accrued, if any, through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.

4. “Agreement” means the Agreement for Employment entered into by and between the California Bank of Commerce, a California banking corporation and Vivian Mui, effective as of July 1, 2019.

5. “Average Annual Bonus” shall mean the average bonus or incentive compensation amount paid to (or earned by) the Executive during the three (3) fiscal years (or in any shorter number of year, if the length of employment of the Executive is less than three (3) years) immediately preceding the Executive’s termination.

6. “Bank” means the California Bank of Commerce, a California banking corporation, and its successors.

7. “Base Salary” means the current annual salary of the Executive, on the Date of Termination.

8. “Cause” shall mean (i) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under this Agreement; (ii) the Executive commits an act of moral turpitude that has a material detrimental effect on the reputation or business of the Bank; (iii) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive’s duties under this Agreement; (iv) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) the Executive willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Bank (taken as a whole). If the Bank decides to terminate the Executive’s employment for Cause, the Bank will provide the Executive with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds.

9. “Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.

10. “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date as described in Section 7.1(b) of the Agreement; (iii) if the Executive’s employment is terminated by the Bank for Cause, the Date of Termination is the date on which the Bank gives notice to the Executive of such termination; (iv) if the Executive’s employment is terminated by the Bank without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (v) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.

11. “Disability” shall mean a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Bank (under Section 7.1(b) of the Agreement), and in the written opinion of such physician, the condition will render the Executive unable to return to her duties for an indefinite period of not less than 180 days.

12. “Effective Date” means July 1, 2019.

13. “Exchange Act” means the Securities Exchange Act of 1934.

14. “Executive” means Vivian Mui.

15. “Good Reason” shall mean the following after a Change of Control if without the express consent of the Executive:

i.	a material change by the Bank in Executive’s title, functions, duties or responsibilities that would cause the Executive’s position to become of less responsibility, importance or scope; or

ii.	a significant reduction in Executive’s base salary; or

iii.	a material failure of the Bank to comply with any of the provisions of this Agreement; or

iv.

a change in the location of employment more than 35 miles from the location immediately preceding the Change of Control other than for reasonable travel requirements in carrying out the Executive’s responsibilities.

If the Executive gives the Bank notice of termination based upon Good Reason, the Bank shall have ten days after receipt of such notice to reasonably remedy the facts and circumstances which provided Good Reason.

16. “Incentive Plan” means the California Bank of Commerce Incentive Bonus Compensation Program in effect on the Effective Date of the Agreement, as later amended or changed by the Bank.

17. “Incumbent Board” means individuals who constitute the Board of Directors of the Bank on the Effective Date of the Agreement.

18. “Proprietary Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Bank to the Executive including, without limitation, any information which is not publicly known or available and upon which the Bank’s business or success depends.

19. “Trade Secrets” shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, reports, records, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, general financial information and financial information concerning customers, the Bank’s legal, business and financial structure and operations, and other confidential and proprietary information or processes which (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

20. “Waiver” shall mean the Release and Waiver of All Claims in full, a sample of which is attached as Exhibit C to the Agreement, that is required to be signed by Executive, without revocation, as a condition precedent to Bank being required to pay severance benefits to Executive that are contemplated by Section 7.2(a) or Section 7.2(b).